UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12719	76-0466193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

801 Louisiana, Suite 700 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 780-9494

N/A

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On February 25, 2011, Goodrich Petroleum Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) among the Company, Goodrich Petroleum Company, L.L.C., as a guarantor (the “Guarantor”), and J.P. Morgan Securities LLC, as a representative of the initial purchasers named therein (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell to the Initial Purchasers $275,000,000 aggregate principal amount of the Company’s 8.875% senior notes due 2019 (the “Notes”) in a private placement. The Notes were sold to eligible investors at par, resulting in net proceeds to the Company of approximately $268.3 million, a portion of which is expected to be used for the redemption in December 2011, or earlier repurchase, of the Company’s $175 million outstanding 3.25% convertible senior notes due 2026 (the “2026 Notes”). Closing of the issuance and sale of the Notes occurred on March 2, 2011.

The Purchase Agreement contains customary representations and warranties of the parties, customary conditions to closing and indemnification and contribution provisions under which the Company and the Guarantor, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. In addition, the Company has agreed with the Initial Purchasers not to offer or sell any debt securities (other than the Notes or any notes to issued in an exchange offer for the Notes) for a period of 60 days after the date of the Purchase Agreement without the prior consent of J.P. Morgan Securities LLC.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Amendment to Credit Agreement

On February 25, 2011, the Guarantor, a wholly-owned subsidiary of the Company, entered into a Fourth Amendment (the “Fourth Amendment”) to the Second Amended and Restated Credit Agreement (the “Credit Agreement”) with BNP Paribas, as administrative agent, and the lenders party thereto. The Fourth Amendment became effective upon satisfaction of the closing conditions specified therein, the most significant of which was the closing of the issuance and sale of the Notes, which occurred on March 2, 2011, and the placement of $175 million of net proceeds therefrom in a segregated account with the lenders to be used for the redemption or earlier repurchase of all of the Company’s outstanding 2026 Notes. The Fourth Amendment, among other things:

•

extends the maturity of the Credit Agreement to July 1, 2014 (subject to automatic extension to February 25, 2016, if, prior to maturity, the Company prepays, or escrows certain proceeds sufficient to prepay, its $218.5 million 5% convertible senior notes due 2029);

•	increases the aggregate lending commitments to $600 million, subject to borrowing base limitations;

•	confirms the Company’s current borrowing base at $225 million;

•	specifically provides for the issuance of the Notes and the future redemption of the Notes and the 5% convertible senior notes due 2029;

•	provides for a reduction in the borrowing base in connection with certain refinancing of the Notes; and

•	revises certain financial covenants.

The revisions to the financial covenants made in the Fourth Amendment include:

•

modifying the current maximum 2.5 to 1.0 interest coverage ratio of EBITDAX (as defined in the Credit Agreement, as amended) for the trailing four quarters to interest expense for such period to apply solely to the cash portion of interest expense; and

•

increasing the maximum leverage ratio of Total Debt to EBITDAX for the trailing four quarters to 4.0 to 1.0, and modifying the definition of Total Debt used in such ratio to be reduced by the amount of any restricted cash held in an escrow account established for the benefit of the lenders and dedicated to the redemption or prepayment of the 2026 Notes, the Notes or other currently outstanding convertible notes of the Company;

provided that such ratios, when measured for the first three quarters of 2011, shall be based on annualized 2011 interim EBITDAX amounts rather than trailing four quarters.

A copy of the Fourth Amendment is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Other Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase Agreement dated as of February 25, 2011 among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C. and J.P. Morgan Securities LLC, as representative of the several initial purchasers.

10.2	Fourth Amendment to Second Amended and Restated Credit Agreement dated as of February 25, 2011 among Goodrich Petroleum Company, L.L.C., BNP Paribas, as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION

Date: March 3, 2010	By:	/s/ Michael J. Killelea
Michael J. Killelea
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement dated as of February 25, 2011 among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C. and J.P. Morgan Securities LLC, as representative of the several initial purchasers.

10.2	Fourth Amendment to Second Amended and Restated Credit Agreement dated as of February 25, 2011 among Goodrich Petroleum Company, L.L.C., BNP Paribas, as administrative agent, and the lenders party thereto.

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